LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is made as of February 15, 2017, by and between WSI INDUSTRIES, INC., a Minnesota corporation (“Borrower”), and TRADITION CAPITAL BANK, a Minnesota banking corporation (“Lender”).

RECITALS

A. The Borrower has requested from the Lender an extension of credit in the form of a term loan in the amount of Three Million Seven Hundred Thousand and 00/100 Dollars ($3,700,000.00) (the “Loan”), the proceeds are to be used by Borrower to refinance existing debt on certain property located at 213 Chelsea Road, City of Monticello, County of Wright, State of Minnesota (the “Property”).

B. The Lender is willing to agree to provide the Loan to the Borrower on the terms and conditions hereinafter contained.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Documents Delivered by Borrower. To induce the Lender to commit to make the requested Loan, and as a condition of making the Loan to the Borrower, the Borrower shall, on the date hereof, deliver or caused to be delivered to Lender the following, all of which shall be in form and substance reasonably acceptable to the Lender:

1.1.	Title Insurance Policy. Deliver to Lender a Lender’s Title Policy, hereinafter called “Title Policy,” from Guaranty Commercial Title, Inc., a Minnesota corporation (the “Title Company”), issued to Lender in the amount of the Loan with respect to the Mortgage and insuring that the Mortgage is a valid first lien on the fee simple interest in the Property to the extent it purports to be free and clear of mechanic’s liens, materialmen’s liens, taxes, easements, or claims of easements not shown in the public records, special assessments, rights of parties in possession and questions of survey and subject only to exceptions specifically approved in writing by Lender.

1.2.	Phase I Environmental Report. A report of a phase I environmental site assessment of the Property (“Phase I”) conducted by Braun Intertec Corporation dated February 1, 2017, which discloses no existing or potential hazardous waste or environmental concerns with respect to the Property.

1.3.	Certified Survey. An ALTA/NSPS Survey of the Property (“Survey”) prepared by Clark Engineering Corporation dated April 3, 2013 and certified to the Borrower, Lender and Title Company, which shall comply with the 2011 ALTA Survey Minimum Standard Detail Requirements and indicate all applicable Table A requirements, including without limitation the location of all improvements (if any), utilities and easements thereon along with an Affidavit of Survey executed by the Borrower.

1.4.	Appraisal. A current appraisal containing the value of the Property, prepared by an MAI appraiser licensed in the State of Minnesota (“Appraisal”), the amount of the Loan not to exceed 70% of the appraised value of the Property in the Appraisal.

1.5.	Flood Plain Determination. Evidence that the Property is not located in a flood plain that requires flood insurance.

1.6.	Financial Statements. Current financial statements of Borrower and Guarantors in a form and prepared in a manner reasonably acceptable to the Lender.

1.7.	Searches. Complete UCC, state and federal tax lien, bankruptcy and judgment searches on Borrower and Guarantors from such offices as the Lender may reasonably request which confirm that there are no interests which would be prior to the Lender’s interest.

1.8.	Zoning Letter. Letter or other written correspondence from the City of Monticello, a municipal corporation organized under the laws of the State of Minnesota (the “City”) confirming that the Property has been zoned appropriately.

1.9.	Documentation. The Loan Documents set forth in Section 3 herein.

2. Loan Documents. The Borrower shall, on the date hereof, deliver to Lender the following, all of which shall be in form and substance reasonably acceptable to the Lender, as evidence of Borrower’s obligation to repay the Loan and to pay interest and other charges, fees and expenses thereon:

2.1.	Loan Agreement. This Loan Agreement executed by the Borrower and Lender setting forth the terms and conditions of the Loan.

2.2.	Note. Promissory Note of even date herewith made by Borrower and payable to Lender in an amount of Three Million Seven Hundred Thousand and 00/100 Dollars ($3,700,000.00) (the “Note”);

2.3.	Mortgage. A Combination Mortgage, Security Agreement, Fixture Filing and Assignment of Leases and Rents (“Mortgage”) executed by the Borrower, as Mortgagor, in favor of the Lender, as Mortgagee, securing the indebtedness of the Note covering a fee simple interest in real property located at 213 Chelsea Road, Monticello, Minnesota and legally described on Exhibit A attached to the Mortgage (the “Property”);

2.4.	Guaranties. Guaranties (each, a “Guaranty” and collectively, the “Guaranties”) of Borrower’s obligations hereunder in favor of Lender executed and delivered by WSI Industries, Co., a Minnesota corporation and WSI Rochester, Inc., a Minnesota corporation (each, a “Guarantor” and collectively, the “Guarantors”), guarantying the Loan as more fully set forth in each Guaranty.

2.5.	Indemnification Agreement. An Indemnification Agreement – Environmental/ADA executed by the Borrower and all Guarantors in favor of Lender indemnifying Lender for any environmental or ADA issues on the Property (the “Indemnification Agreement”);

2.6.	Certificate and Resolution of Borrower. A Certificate of Incumbency and Resolution executed by the Borrower with attached copies of the Borrower’s organizational documents and a resolution authorizing the borrowing of the Loan and execution and delivery of the Loan Document (the “Borrower Authority Documentation”).

2.7.	Certificate and Resolution of Each Entity Guarantor. A Certificate of Incumbency and Resolution executed by each Guarantor that is an entity with attached copies of such Guarantor’s organizational documents and a resolution authorizing the guarantying of the Loan and execution and delivery of the Guaranty and Indemnification Agreement (the “Guarantor Authority Documentation”).

2.8.	Affidavit of Borrower. An Affidavit of Borrower executed by the Borrower certifying to the Lender that there are no tax liens, judgments against the Property or that there has been no labor or materials furnished to the Property within the last 120 days, or that there is no unrecorded documents or parties in possession except as set forth in the Permitted Encumbrances (as defined in the Mortgage).

(The foregoing shall be hereinafter referred as the “Loan Documents”).

3.	Representations and Warranties. The Borrower represents and warrants that:

3.1.	Organization, Qualification and Authorization. Borrower is a corporation, validly existing and in good standing under the laws of the State of Minnesota; has the power and authority to own its property and to carry on its business as now being conducted; and is duly qualified and licensed to do business, and is in good standing, in every jurisdiction in which the nature of the business in which it is engaged makes such qualification or licensing necessary.

3.2.	Organization, Qualification and Authorization. Each Guarantor is a corporation, validly existing and in good standing under the laws of the State of Minnesota; has the power and authority to own its property and to carry on its business as now being conducted; and is duly qualified and licensed to do business, and is in good standing, in every jurisdiction in which the nature of the business in which it is engaged makes such qualification or licensing necessary.

3.3.	Validity of Obligations. Borrower has full power, right and authority to execute and deliver this Agreement, the Loan Documents and all other documents and agreements required to be delivered by it hereunder, to obtain the credit herein provided for, and to perform and observe each and all of the matters and things provided for in the Loan Documents. The execution and delivery of the Loan Documents and the performance or observance of the terms thereof has been duly authorized by all necessary company and member action and do not contravene or violate any provision of law or any provision of the Borrower’s organizational documents or any covenant, indenture or agreement of or binding upon Borrower nor require the consent or approval of any governmental entity or agency.

3.4.	Title to Assets. The Borrower has good and marketable title to all of its property and assets reflected in the latest financial statements delivered to the Lender, subject to the encumbrances as therein detailed, and subject to such restrictions, easements, encroachments and other encumbrances to which such assets are customarily subject or which have no material adverse effect on the value of the Property.

3.5.	Litigation. To its actual knowledge, no actions, suits or proceedings are pending or, to Borrower’s knowledge, threatened, against or affecting it before any court, governmental or administrative body or agency which might result in any material adverse change in the operations, business property, assets or condition (financial or otherwise) of Borrower, or which would question the validity of this Agreement or of any action taken or to be taken by the Borrower pursuant to or in connection with this Agreement.

3.6.	No Events of Default. No Event of Default as hereinafter defined has occurred and is continuing as of the date hereof and no event has occurred and is continuing which would be an Event of Default hereunder were it not for any grace period specified herein or which would become an Event of Default if notice thereof were given to Borrower.

3.7.	Use of Proceeds. The Borrower shall use the proceeds to refinance existing debt secured by the Property.

3.8.	Financial Condition. The financial statements of the Borrower and Guarantors heretofore furnished to the Lender, are complete and correct in all material aspects and fairly present the financial condition of the Borrower and Guarantors, as of the date of such statements, and have been accurately prepared containing all relevant financial items. Since the most recent set of financial statements delivered by the Borrower and Guarantors to the Lender, there have been no material adverse changes in the financial condition of the Borrower or Guarantors.

3.9.	Licenses. The Borrower possesses adequate licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted with Borrower.

3.10.	Taxes. The Borrower has filed all tax returns required to be filed and either paid all taxes shown thereon to be due, including interest and penalties, which are not being contested in good faith and by appropriate proceedings, or provided adequate reserves for payment thereof, and the Borrower has no information or knowledge of any objections to or claims for additional taxes in respect of federal income or excise profit tax returns for prior years.

4. Affirmative Covenants. The Borrower covenants and agrees with Lender that so long as any amount remains unpaid on the Note, Borrower will:

4.1.	Maintain Assets. Maintain and keep its assets, properties and equipment in good repair, working order and condition and from time to time make or cause to be made all needed renewals, replacements and repairs so that at all times Borrower’s business can be operated efficiently.

4.2.	Insurance. In accordance with Section 10 of the Mortgage, insure and keep insured all of its property of an insurable value (except sign structures, posters, or panels) under all risk policies in an amount reasonably acceptable to the Lender and carry such other property insurance as is usually carried by persons engaged in the same or similar business, all such insurance, to name the Lender as loss payee with a standard mortgage clause, and from time to time furnish to Lender upon request appropriate evidence of the carrying of such insurance, but not more often than twice in a calendar year.

4.3.	Financial Information. Furnish to the Lender:

(a) Within ninety (90) days after the end of Borrower’s fiscal year, a set of consolidated audited financial statements for such fiscal year for Borrower and Guarantors, including a balance sheet, statement of cash flow, profit and loss statement and related statements prepared by a certified public accountant in accordance with normal and customary accounting procedures, all in reasonable detail;

(b) Within thirty (30) days after the end of each month, a set of internally prepared consolidated financial statements for Borrower for the previous month, including a balance sheet, statement of cash flow, profit and loss statement and related statements in accordance with normal and customary accounting procedures, all in reasonable detail;

(c) Within forty-five (45) days after the end of each quarter, a set of consolidated financial statements for Borrower for the previous quarter, including a balance sheet, statement of cash flow, profit and loss statement and related statements as such financial statements are approved by the Board of Directors and in accordance with normal and customary accounting procedures, all in reasonable detail;

(d) Within twenty (20) days of the request of Lender, Borrower shall provide to Lender an accounts receivable aging and inventory listing, both in form and content reasonably acceptable to Lender; and

(e) Such other information as the Lender may reasonably request from time to time.

4.4.	Access to Records. Permit any person designated by Lender, at Lender’s expense upon at least twenty-four (24) hour reasonable prior notice, to visit and inspect any of its properties, corporate books and financial records and to discuss its affairs, finances and accounts with the principal officers of Borrower, all at such reasonable times and as often as Lender may reasonably request.

4.5.	Taxes, Assessments and Charges. Promptly pay over to the appropriate authorities all sums for taxes deducted and withheld from wages as well as the employer’s contributions and other governmental charges imposed upon or asserted against Borrower’s income, profits, properties and rental charges or otherwise which are or might become a lien charged upon Borrower’s properties, unless the same are being contested in good faith by appropriate proceedings and adequate reserves shall have been established on Borrower’s books with respect thereto.

4.6.	Notification of Changes. Promptly notify the Lender of:

(a) Any litigation which might materially and adversely affect Borrower;

(b) The occurrence of any Event of Default under this Agreement or any event of which Borrower has knowledge and which, with the passage of time or giving of notice or both, would constitute an Event of Default under this Agreement; or

(c) Any material adverse change in the operations, business, properties, assets or conditions, financial or otherwise, of the Borrower.

4.7.	Company Existence. The Borrower shall maintain its corporate existence in compliance with all applicable statutes, laws, rules and regulations.

4.8.	Books and Records. Keep true and accurate books, records and accounts in accordance with sound accounting and bookkeeping practices.

4.9.	Reimbursement of Expenses. Promptly reimburse Lender for any and all reasonable out-of-pocket expenses, and all fees and disbursements, including actual and reasonable attorneys’ fees incurred and paid for by Lender, incurred in connection with the preparation and performance of this Agreement and the instruments and documents related thereto, and all expenses of collection of the Loan to be made hereunder, including actual and reasonable attorneys’ fees incurred and paid for by Lender.

4.10.	Environmental Compliance. Comply with all its obligations and undertakings in the Indemnification Agreement.

4.11.	Working Capital. At all times while the Loan is outstanding, Borrower shall maintain minimum Working Capital of no less than $4,500,000.00. “Working Capital” shall be defined as current assets (to include cash, accounts, receivables and inventory) minus current liabilities. The Working Capital covenant shall be tested monthly commencing on March 31, 2017 and tested monthly thereafter.

4.12.	Tangible Net Worth. At all times while the Loan is outstanding, Borrower shall maintain a minimum Tangible Net Worth of no less than $9,000,000.00. “Tangible Net Worth” shall be defined as net worth less intangible assets and goodwill. The Tangible Net Worth shall be tested monthly commencing on March 31, 2017 and tested monthly thereafter.

4.13.	Compliance Certificate. Within thirty (30) days after the end of each month while the Loan is outstanding, Borrower shall complete and submit a Compliance Certificate in the form attached as Exhibit A, certifying the information contained thereof is true and correct.

5. Negative Covenants. The Borrower hereby covenants and agrees with the Lender that so long as any amount shall remain unpaid on the Note, or so long as Lender has any obligation to make advances hereunder, Borrower will not:

5.1.	Merge, Consolidate or Sell. Merge or consolidate with or into another entity, or lease, or sell all or substantially all of its property and business to any other entity or entities.

5.2.	Default on Other Obligations. Default upon or fail to pay, beyond any applicable periods of grace, any of its other debts or obligations as the same mature, unless the same are being contested in good faith by appropriate proceedings and adequate reserves shall have been established on Borrower’s books with respect thereto.

5.3.	Material Adverse Change. While the Loan is outstanding, Borrower shall not have a material adverse change in its operations, business, properties, assets or financial condition, which would materially impair to the risk of repayment of the Note.

6.	Defaults.

6.1.	Event of Default. Any one or more of the following events shall constitute an Event of Default:

(a) Payment. Borrower shall fail to pay, within ten (10) days of when due, any payments due under the Note; or

(b) Other Payments. Borrower shall fail to pay any amounts other than those set forth in Section 6.1(a) herein required by the Borrower under the Loan Documents within ten (10) days of when due; or

(c) Other Covenants or Agreements Herein. Borrower shall default in any material respect in the due performance or observance of any term, covenant or agreement contained in this Agreement or any of the other Loan Documents (other than payments under the Note) and such default shall continue for a period of thirty (30) days after written notice thereof shall have been given by Lender to Borrower or if such default does not consist of the non-payment of money and cannot reasonably be cured within thirty (30) days, for such longer period of time not exceeding sixty (60) days as may be necessary to cure such default with the exercise of due diligence so long as Borrower is diligently proceeding to cure such default; or

(d) Default In Favor of Third Parties. Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may reasonably be expected to materially affect any of the Property or Borrower’s ability to repay the Note or perform Borrower’s obligations under any of the Loan Documents and such default is not cured within thirty (30) days; or

(e) Insolvency. Borrower or Guarantors shall: (i) become insolvent; (ii) suspend business; (iii) make a general assignment for the benefit of its or their creditors; (iv) admit in writing its, his or their inability to pay its, his or their debts generally as they mature; (v) file a petition in bankruptcy or a petition or answer seeking a reorganization, arrangement with creditors or other similar relief under the Federal bankruptcy laws or under any other applicable law of the United States of America or any State thereof; (vi) consent to the appointment of a trustee or receiver for Borrower or Guarantors or for a substantial part of its, his or their property; (vii) be adjudicated a bankrupt or fail to cause an involuntary petition in bankruptcy to be dismissed within sixty (60) days after the filing thereof; (viii) take any action for the purpose of effecting or consenting to any of the foregoing; or (ix) have an order, judgment or decree entered appointing a trustee, conservator or receiver for Borrower or Guarantors or for a substantial part of its property, or approving a petition filed against Borrower or Guarantors seeking a reorganization, arrangement with creditors or other similar relief under the Federal bankruptcy laws or under any other applicable law of the United States of America or any State hereof, which order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry; or

(f) Representations and Warranties. If any material representation or warranty contained in this Agreement or any of the other Loan Documents or any letter or certificate furnished or to be furnished to the Lender by the Borrower pursuant to this Agreement proves to be false in any material respect as of the date executed or delivered to Lender; or

(g) Judgments. Judgments against Borrower for the payment of money totaling in excess of $50,000.00 shall be outstanding for a period of thirty (30) days without a stay of execution; or

(h) Material Adverse Change. Any Material Adverse Change shall occur in the condition (financial or otherwise) of the Borrower or any Guarantor which, in the reasonable opinion of the Lender, materially increases its risk with respect to the Note; or

(i) Other Agreements. Borrower defaults under the terms and conditions of any other agreements with or indebtedness to the Lender which default is not cured within any applicable cure period, or if no cure period is provided and such default does not consist of non-payment of money, such default is not cured within thirty (30) days of receipt of written notice from Lender of such default, except no notice shall be provided for a default under Section 6.1(a) or 6.1(b) herein.

6.2.	Lender’s Right on Default. Upon the occurrence of an Event of Default, Lender may, at its option and without notice: (a) refuse to advance against the Note; (b) accelerate amounts outstanding on the Note and demand their immediate payment in full without presentment or other demand, protest, notice of dishonor or any other notice of any kind, all of which are expressly waived; (c) foreclose its lien on the Property pursuant to the Mortgage; (d) seek appointment of a receiver; and (e) take such other actions as may otherwise be available in equity or at law. All remedies of the Lender shall be cumulative.

7.	Miscellaneous.

7.1.	Binding Effect. The parties hereto agree that this Agreement shall be binding upon and inure to the benefit of their respective successors in interest and assigns including any holder of the Note, provided, however, that Borrower may not assign or transfer its interest hereunder without the prior written consent of the Lender.

7.2.	Governing Law. This Agreement and the rights and obligations of the parties hereunder and under the Note, as applicable, and any other Loan Documents, shall be construed in accordance with and governed by the laws of the State of Minnesota. Borrower hereby consents to the jurisdiction of the courts of the State of Minnesota for any actions brought hereon or on the Note, as applicable.

7.3.	Notices. Any notices required or contemplated hereunder shall be effective upon two (2) business days after placing thereof in the United States mail, certified mail and with return receipt requested, postage prepaid, and addressed as follows:

If to Borrower:	WSI Industries, Inc.
213 Chelsea Road
Monticello, MN 55362
Attn: Paul Sheely

If to Lender:	Tradition Capital Bank
7601 France Avenue South, Suite 140
Edina, MN 55435
Attn: Natalia Armitage

With a copy to:	Messerli & Kramer P.A.
1400 Fifth Street Towers
100 South Fifth Street
Minneapolis, Minnesota 55402
Attn: Michelle R. Jester, Esq.

7.4.	Offset. Borrower hereby grants to Lender a security interest in all accounts of Borrower with the Lender. Upon the occurrence of an Event of Default, Lender is authorized at any time and from time to time without notice to Borrower or to any other person, any such notice being hereby expressly waived, to set off any and all deposits, and any other indebtedness at any time held or owing by Lender, to or for the credit or the account of Borrower, against the obligations and liabilities of Borrower to Lender under this Agreement and the Note, as applicable.

7.5.	No Waivers. No failure or delay on the part of Lender in exercising any right, power or privilege hereunder and no course of dealing between Borrower and Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7.6.	Counterpart Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Agreement.

7.7.	Headings. The headings of various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.

7.8.	Amendment and Waiver. Neither this Agreement nor any provision hereof may be modified, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

7.9.	OFAC Lists. Borrower represents and warrants to Lender that: (i) no Related Entity is (and to Borrower’s knowledge after diligent inquiry, no other person holding any legal or beneficial interest whatsoever in Borrower, directly or indirectly, is) included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons referred to or described in any list of persons, entities, and governments issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 – Blocking Property and prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended (“Executive Order 13224”), or any similar list issued by OFAC or any other department or agency of the United States of America (collectively, the “OFAC Lists”); and (ii) none of the Related Entities are controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons referred to or described in any list of persons, entities, and governments issued by OFAC pursuant to Executive Order 13224, or any other OFAC Lists. “Related Entity” shall mean Borrower, Assignors, Guarantors, or any member of Borrower, Assignors or Guarantors and any other affiliate of Borrower, Assignors and Guarantors which directly or indirectly owns any legal or beneficial interest in Borrower.

7.10.	Compliance with Anti-Terrorism Regulations.

(a) Borrower hereby covenants and agrees that: (i) no Related Entity will be included in, owned by, controlled by, act for or on behalf of, provide assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons referred to or described in any list of persons, entities, and governments issued by OFAC pursuant to Executive Order 13224 or any other OFAC Lists; and (ii) none of the Related Entities will be controlled by, act for or on behalf of, provide assistance, support, sponsorship, or services of any kind to, or otherwise associate with any of the persons referred to or described in any list of persons, entities, and governments issued by OFAC pursuant to Executive Order 13224, or any other OFAC lists.

(b) Borrower hereby covenants and agrees that it will comply at all times with the requirements of Executive Order 13224; the International Emergency Economic Powers Act, 50 U.S.C. Section 1701-06; the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56; the Iraqi Sanctions Act, Pub. L. 101-513, 104 Stat. 2047-55; the United Nations Participation Act, 22 U.S. C. Section 287c; the Antiterrorism and Effective Death Penalty Act, (enacting 8 U.S.C. Section 219, 18 U.S.C. Section 2332d, and 18 U.S.C. Section 2339b); the International Security and Development Cooperation Act, 22 U.S.C. Section 2349 aa-9; the Terrorism Sanctions Regulations, 31 C.F.R. Part 595; the Terrorism List Government Sanctions Regulations, 31 C.F.R. Part 596; and the Foreign Terrorist Organizations Sanctions Regulations, 31 C.F.R. Part 597 and any similar laws or regulation currently in force or hereafter enacted (collectively, the “Anti-Terrorism Regulations”).

(c) Borrower herby covenants and agrees that if it becomes aware or receives any notice that any Related Entity is named on any of the OFAC Lists (such occurrence, an “OFAC Violation”), Borrower will immediately: (i) give notice to Lender of such OFAC Violation; and (ii) comply with all laws applicable to such OFAC Violation (regardless of whether the party included on any of the OFAC Lists is located within the jurisdiction of the United States of America), including without limitation, the Anti-Terrorism Regulations, and Borrower hereby authorizes and consents to Lender’s taking any and all steps Lender deems necessary, in its sole discretion, to comply with all Laws applicable to any such OFAC Violation, including, without limitation, the requirements of the Anti-Terrorism Regulations (including the “freezing” and/or “blocking” of assets).

(d) Upon Lender’s request from time to time during the term of the Loan, Borrower agrees to deliver a certification confirming that the representations and warranties set forth in Section 7.9 above remain true and correct as of the date of such certificate and confirming Borrower’s compliance with this Section 7.10.

7.11.	Fees. Borrower agrees to pay to Lender an initial non-refundable loan origination fee of $9,250.00 on the date hereof (the “Origination Fee”). Borrower agrees also to pay to Lender upon demand all reasonable out-of-pocket costs incurred by Lender in connection with the Loan transaction contemplated hereby, including all actual and reasonable attorney fees incurred and paid for by Lender in connection with this Loan Agreement or the transactions contemplated hereby, appraisal fees, Title Company fees and other customary charges. If Borrower does not comply with the terms and conditions of this Loan Agreement, the loan or service fees shall not be refunded but shall be considered fully earned by Lender notwithstanding the cancellation of this Loan Agreement, and Borrower shall remain liable to pay and shall pay to Lender the attorney fees referred to in this Section.

7.12.	Account Relationship. Borrower acknowledges that it shall maintain its primary deposit account, including its operating account, with the Lender. The monthly payment due under the Note shall be automatically deducted each month out of the operating account held by the Borrower at the Lender. Borrower shall be responsible to ensure sufficient amounts exist in the deposit account for the monthly payment amount to be under the Note and that a failure to keep sufficient funds in the deposit account shall not alleviate Borrower’s obligation to timely make payments under the Note.

7.13.	Participations. Lender shall have the right to grant participations in the Loan to one or more other lending institutions, and such participants shall be entitled to the benefits of this Agreement, to the same extent as if they were a direct party hereto; provided, however, that no such participation by any such participant shall in any way affect the obligation of the Lender under the Loan; and provided further that no such participant shall be entitled to receive payment hereunder of any amount greater than the amount which would have been payable had the Lender not granted a participation to such participant.

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Executed in Minneapolis, Minnesota, as of the year and day first above written.

BORROWER:

WSI INDUSTRIES, INC.,
a Minnesota corporation

By:	/s/ Paul D. Sheely
Paul D. Sheely
Its:	Chief Financial Officer

LENDER:

TRADITION CAPITAL BANK,
a Minnesota banking corporation

By:	/s/ Natalia Armitage
Natalia Armitage
Its:	Senior Vice President

EXHIBIT A

COMPLIANCE CERTIFICATE

See attached.

COMPLIANCE CERTIFICATE

TO:	Tradition Capital Bank, a Minnesota banking corporation (“Lender”).

Pursuant to that certain Loan Agreement dated February 15, 2017, by and between the WSI INDUSTRIES, INC., a Minnesota corporation (“Borrower”) and Lender, and any amendments thereto and extensions thereof (“Loan Agreement”), the undersigned hereby:

A.	Repeats and reaffirms to the Lender each and all of the representations and warranties made by the Borrower in the Loan Agreement and the agreements referred to therein or related thereto, and certifies to the Lender that each and all of said warranties and representations are true and correct as of the date hereof, except as they relate to an earlier date. Unless otherwise defined herein, all terms used herein which are defined in the Loan Agreement shall have the same meanings herein as in the Loan Agreement.

B.	Represents, warrants and certifies to the Lender that the Borrower has achieved the required dollar amount set forth below for each of the covenants as defined in Sections 4.11 and 4.12 of the Loan Agreement as of the date of this Compliance Certificate.

Covenants	Required	Actual
Minimum Tangible Net Worth	$9,000,000.00	$-
Minimum Working Capital	$4,500,000.00	$-

C.	Represents, warrants and certifies that no Event of Default is existing at the date of this Compliance Certificate, and to the best of the knowledge and belief of the officer of the undersigned executing this Compliance Certificate, there has not been (except as may be otherwise indicated below) any change since the computation date specified above which would materially change any of the amounts shown above as such amounts were computed as of the date of this Compliance Certificate:

Date:	WSI INDUSTRIES, INC.,
a Minnesota corporation

	By:	/s/ Paul D. Sheely
Paul D. Sheely
	Its:	Chief Financial Officer